SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 4, 2010

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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 29, 2010, Zion Oil & Gas, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) the prospectus supplement dated as of September 29, 2010 and accompanying base prospectus (collectively, the “Prospectus”) relating to the Company’s previously announced rights offering of non-transferable subscription rights to the holders of the Company’s common stock, par value $0.01 per share (“Common Stock”) on September 28, 2010, to purchase up to 3,820,391 of Units (as defined below) of the Company’s securities. The Prospectus forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-164563) which was declared effective on April 16, 2010 (the “Registration Statement”).

The Company is filing the items included in Exhibits 4.1, 4.2, 4.3 and 5.1 to this Current Report on Form 8-K, each of which relates to the rights offering, for the purpose of incorporating such items as exhibits to the Registration Statement.

Under the previously announced rights offering, the Company is distributing, at no cost to stockholders, non-transferable subscription rights to purchase units (each a “Unit” and collectively the “Units”) of its securities to persons who owned shares of its Common Stock on September 28, 2010, with each Unit consisting of (a) one (1) share of Common Stock and (b) one (1) warrant to purchase an additional share of the Company’s Common Stock at an exercise price of $4.00 per share (each a “Warrant” and collectively the “Warrants”).  Each shareholder will receive 0.18 of a subscription right (i.e., EIGHTEEN subscription rights for each ONE HUNDRED shares) for each share of Common Stock owned as of close of business on September 28, 2010.

Each whole subscription right represents the right to purchase one Unit at a price of $5.00 per Unit, and may be exercised at any time prior to 5:00 p.m. Eastern Standard time on November 15, 2010, the scheduled expiration of the offer; however, the Company may extend the offering period at its sole discretion. The Warrant is exercisable for a two (2) year period beginning after the expiration of the rights offering, at an exercise price of $4.00 per share.

If the rights offering for the Units is fully subscribed, then the gross proceeds of the offering will be approximately $19 million. The rights offering will also include an over-subscription privilege, that will entitle a stockholder who exercises all of their basic subscription privilege the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising their over-subscription right.

If the Company receives valid subscriptions for all of the Units available under the rights offering, then the gross proceeds of the offering will be approximately $19 million, before offering related expenses which the Company estimates should not exceed $150,000. This figure does not include proceeds, if any, from any future exercise, if any, of the Warrants included in the Units.

The rights offering will be conducted via an existing effective shelf registration statement. On October 4, 2010, the Company began mailing rights offering materials, including a prospectus supplement and a subscription rights certificate, to stockholders of record on the record date of September 28, 2010. The proceeds from the rights offering are expected to be used to further Zion's oil and gas exploration program and, depending on the amounts raised, implement its plans to establish a drilling company to acquire control of the rig currently being used in its drilling and for general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1           Form of Warrant included in the Units

4.2           Form of Non-transferable Subscription Certificate to purchase Units

4.3           Warrant Agreement dated as of September 28, 2010 between Zion Oil & Gas Inc, and Registrar and Transfer Company, as Warrant Agent

5.1           Opinion of Aboudi & Brounstein regarding the validity of the Units, the Common Stock and Warrants included in the Units and the shares of Common Stock issuable upon exercise of the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: October 4, 2010	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer